Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Fourth Quarter and Full Year 2019 Results

•	Achieves another strong performance from its metallurgical portfolio despite a lower price environment and a major operational transition at Mountain Laurel
•	Guides to significant and continuing reductions in metallurgical costs
•	Makes excellent progress in developing its world-class Leer South growth project
•	Announces 11-percent increase in quarterly dividend

ST. LOUIS, February 6, 2020 – Arch Coal, Inc. (NYSE: ARCH) today reported a net loss of $8.6 million, or $0.57 per diluted share, in the fourth quarter of 2019, compared with net income of $86.1 million, or $4.44 per diluted share, in the prior-year period. Included in the company’s fourth quarter results was a loss of $9.0 million associated with the December sale of its Coal-Mac thermal operations. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations, amortization of sales contracts, and non-operating expenses (“adjusted EBITDA”) 1 of $43.7 million in the fourth quarter of 2019, which includes a $1.3 million non-cash mark-to-market loss associated with the company’s coal-hedging activities. This compares to $122.6 million of adjusted EBITDA recorded in the fourth quarter of 2018, which included a $13.0 million non-cash mark-to-market gain associated with the company’s coal-hedging activities. Revenues totaled $549.5 million for the three months ended December 31, 2019, versus $651.0 million in the prior-year quarter.

“Arch wrapped up a strong 2019 financial performance with solid fourth quarter results, even as it executed a major operational transition at its Mountain Laurel metallurgical mine and despite lower metallurgical pricing,” said John W. Eaves, Arch’s chief executive officer. “Excluding Mountain Laurel, Arch’s metallurgical portfolio achieved costs below $60 per ton for the quarter – including another mid-$40 per-ton cost performance at the Leer mine – and delivered cash margins from its coking coal segment in excess of $30 per ton.”

As previously announced, Mountain Laurel embarked upon a transition from longwall to room-and-pillar mining during the quarter, and brought that process to a successful conclusion in January. This conversion to room-and-pillar mining should translate into lower costs, enhanced product quality, and a more consistent operating performance.

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

In addition, Arch bought back $10.5 million of stock and made dividend payments totaling $8.0 million. In the past 11 quarters, Arch has bought back a total of 10.1 million shares, or 40 percent of its initial shares outstanding, and returned a total of $913.3 million, including dividends, to shareholders.

“We are proud of the great progress we’ve made in returning capital to shareholders since initiating our capital return program in May 2017,” Eaves said. “With the recent pullback in metallurgical prices, we expect to allocate most of our excess cash in 2020 to the accelerated build-out of Leer South, which promises to greatly enhance the long-term, cash-generating capabilities of our metallurgical portfolio.”

Arch expects to invest $220 million at Leer South during 2020 and expects longwall mining to commence in the third quarter of 2021.

Financial and Liquidity Update

At year-end 2019, Arch had invested a total of $827.4 million since May 2017 to buy back 10.1 million shares while returning an additional $85.9 million to shareholders through its recurring quarterly dividend.

Arch ended the year with total liquidity of $412.1 million, including $288.7 million in cash.

“With our premier, high-margin metallurgical portfolio and low-cost, legacy thermal assets, Arch is well-equipped to fund its Leer South growth project with internal funding, even in a softer market environment,” said John T. Drexler, Arch’s chief financial officer.

In addition, Arch expects to monetize its recently announced $39 million land settlement with the federal government during the course of 2020.

Looking ahead, the board has approved an 11 percent increase in its quarterly dividend, bringing the quarterly cash dividend payment to $0.50 per share. Since launching the capital return program, Arch has increased the quarterly dividend rate three times, by a total of 43 percent.

The next quarterly cash dividend payment of $0.50 per share of common stock is scheduled to be paid on March 13, 2020 to stockholders of record at the close of business on March 3, 2020.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

Operational Results

“During 2019, Arch took significant strides to further enhance the competitive position of its core metallurgical segment – moving into thicker reserves at the Leer mine, transitioning Mountain Laurel to a room-and-pillar operation, and launching the development of Leer South,” said Paul A. Lang, Arch’s president and chief operating officer. “At the same time, we continued to exhibit strong cost control and solid capital discipline in our thermal segments, which allowed us to generate segment-level EBITDA from our thermal assets more than $100 million in excess of capital expenditures during 2019.”

	Metallurgical
	4Q19	3Q19	4Q18
Tons sold (in millions)	2.0	2.1	2.1
Coking	1.8	1.9	1.9
Thermal	0.2	0.2	0.2
Coal sales per ton sold	$90.51	$98.89	$121.53
Coking	$97.39	$105.71	$130.49
Thermal	$33.25	$32.17	$37.83
Cash cost per ton sold	$70.02	$64.89	$74.84
Cash margin per ton	$20.49	$34.00	$46.69

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Beckley, Leer, Mountain Laurel and Sentinel.

During the fourth quarter, Arch’s metallurgical segment performed well even as it initiated an earlier-than-anticipated transition to room-and-pillar mining at its Mountain Laurel operation and despite weaker metallurgical market conditions.

While the longwall removal process at Mountain Laurel proved complex, the transition to room-and-pillar mining is off to a strong start. Four continuous miners were operating efficiently in room-and-pillar configuration at year-end, with the fifth and final unit expected to start up in March.

As a result of geologic conditions in the final longwall panel, Mountain Laurel was unable to recover 123 of the longwall system’s 176 hydraulic shields. The company is finalizing a claim under its insurance policy of $30 to $35 million that will cover the amount of capital required for the new shields, and expects to be successful with that claim.

Arch expects to produce 6.8 to 7.2 million tons of coking coal in 2020, with per-ton cash costs for the full year of between $58.00 and $62.00. Metallurgical shipments are expected to be lower-than-ratable in the first quarter of 2020 due to seasonal dock closures on the Great Lakes that will act to reduce North American volumes, as well as the projected timing of certain other commitments.

	Powder River Basin
	4Q19	3Q19	4Q18
Tons sold (in millions)	18.1	22.2	19.5
Coal sales per ton sold	$12.07	$12.02	$11.88
Cash cost per ton sold	$10.70	$9.77	$10.66
Cash margin per ton	$1.37	$2.25	$1.22

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Black Thunder and Coal Creek.

In the Powder River Basin, sales volumes for the fourth quarter of 2019 totaled 18.1 million tons compared to 22.2 million tons in the third quarter of 2019, which benefited from strong seasonal demand. Cash costs averaged $10.70 per ton sold compared to $9.77 per ton sold in the third quarter. The segment’s average cash margin for the quarter was $1.37 per ton.

Looking ahead, Arch expects cash costs of between $10.90 and $11.30 per ton in its PRB segment during 2020, which includes the impact of recently enacted excise tax increases. Given the mild start to winter and currently depressed natural gas prices, the company expects its PRB segment to experience lower-than-ratable volumes and higher-than-ratable costs in the first quarter of 2020.

	Other Thermal
	4Q19	3Q19	4Q18
Tons sold (in millions)	2.1	2.0	2.3
Coal sales per ton sold	$35.41	$39.52	$34.89
Cash cost per ton sold	$31.81	$31.16	$28.76
Cash margin per ton	$3.60	$8.36	$6.13

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Coal-Mac, Viper and West Elk.

In the Other Thermal segment, the average cash margin declined to $3.60 per ton in the fourth quarter of 2019 versus $8.36 per ton in the third quarter of 2019, due primarily to a shift in product mix and lower export-related pricing at the West Elk mine.

Arch is guiding to average operating costs of $25.00 to $29.00 per ton for full year 2020, which reflects the sale of Coal-Mac in December 2019. At year-end, the Other Thermal segment had 3.5 million tons committed for delivery in 2020, including 3.1 million tons committed at a fixed price of $33.65 per ton.

Progress at Leer South

During 2019, Arch invested $103 million in the build-out of Leer South, and expects to invest another $220 million in 2020. Total capex for Leer South is projected at between $360 million and $390 million.

“We continue to make excellent progress in developing Leer South, which we consider to be the industry’s premier growth project,” Lang said. “We are well on track for the commencement of longwall operations at the new mine in the third quarter of 2021. Even at today’s weaker assessed High-Vol A metallurgical prices, we would expect Leer South to generate margins of approximately $45 per ton if the longwall were online today.”

With the addition of Leer South, Arch expects to expand its High-Vol A output by an incremental 3 million tons; enhance its already advantageous position on the U.S. cost curve; strengthen its coking coal profit margins across a wide range of market conditions; and cement its position as the leading supplier of High-Vol A coking coal globally.

Market Developments

After a significant pullback in the back half of 2019, metallurgical markets have rebounded modestly since the start of the year, although ongoing concerns about the coronavirus and its potential impact on the global economy remain significant, near-term risks. The assessed price of the High-Vol A metallurgical product – which comprises nearly 70 percent of Arch’s metallurgical product mix – has increased nearly 10 percent since January 1, and other metallurgical qualities have strengthened as well.

At year-end, Arch had committed to supply 1.8 million tons of its metallurgical products to North American customers in 2020, at a fixed price of approximately $107 per ton. In addition, Arch had committed to move 2.4 million tons of its metallurgical products into the seaborne market, with 2.2 million tons of that total at a market-based pricing structure and 200,000 tons of its lower-quality metallurgical products at a fixed price of approximately $83 per ton.

“We are pleased with the balance we have achieved to date in our 2020 metallurgical sales book,” Lang said. “We have built a strong foundation of fixed-price business in North America at advantageous prices given current market conditions, and have complemented that with a solid start to our contracting efforts in seaborne markets, where market-based pricing structures provide us with exposure to potential future strengthening in metallurgical markets,” Lang said.

In its thermal segments, Arch is more than 80 percent committed at current volume guidance levels, with 58.1 million tons of PRB coal committed at $12.22 per ton.

Outlook

“Heading into 2020, we are sharply focused on demonstrating continued operational excellence across our entire mine portfolio while advancing our well-defined strategy for long-term value creation and growth,” Eaves said. “We are driving forward with our efforts to further reduce the cost structure of our metallurgical segment; enhance our metallurgical portfolio’s already significant cash-generating capabilities through the build-out of Leer South; generate significant levels of cash at our low-cost thermal assets; prepare those assets for an increasingly challenging market environment through the completion of the synergistic joint venture with Peabody; and maintain our industry-leading balance sheet strength. In short, we are working aggressively to strengthen our performance across a range of significant operational and financial metrics in our ongoing efforts to maximize long-term value creation for our shareholders.”

	2020
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	6.8	-	7.2
Thermal	76.0	-	80.0
Total	82.8		87.2

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.8	$107.11
Committed, Unpriced Coking North American			-
Committed, Priced Coking Seaborne			0.2	$83.44
Committed, Unpriced Coking Seaborne			2.2
Total Committed Coking			4.2

Committed, Priced Thermal Byproduct			0.1	$19.74
Committed, Unpriced Thermal Byproduct			0.4
Total Committed Thermal Byproduct			0.5

Average Metallurgical Cash Cost				$58.00 - $62.00

Powder River Basin (in millions of tons)
Committed, Priced			58.1	$12.22
Committed, Unpriced			1.8
Total Committed			59.9
Average Cash Cost				$10.90 - $11.30

Other Thermal (in millions of tons)
Committed, Priced			3.1	$33.65
Committed, Unpriced			0.4
Total Committed			3.5
Average Cash Cost				$25.00 - $29.00

Corporate (in $ millions)
D,D&A	$120.0	-	$125.0
ARO Accretion	$18.0	-	$20.0
S,G&A - cash	$72.0	-	$76.0
S,G&A - non-cash	$18.0	-	$20.0
Net Interest Expense	$8.0	-	$10.0
Capital Expenditures	$300.0	-	$320.0
Tax Provision (%)	Approximately 0%

Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2020.

A conference call regarding Arch Coal’s fourth quarter and full year 2019 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; from our ability to complete the joint venture transaction with Peabody Energy in a timely manner, including obtaining regulatory approvals and satisfying other closing conditions; from our ability to achieve expected synergies from the joint venture; from our ability to successfully integrate the operations of certain mines in the joint venture; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenues	$549,480	$650,963	$2,294,352	$2,451,787

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	492,454	514,005	1,873,017	1,925,202
Depreciation, depletion and amortization	29,856	27,536	112,055	119,563
Accretion on asset retirement obligations	5,137	6,993	20,548	27,970
Amortization of sales contracts, net	(357)	1,567	(434)	11,107
Change in fair value of coal derivatives and coal trading activities, net	1,250	(13,024)	(18,601)	9,118
Selling, general and administrative expenses	21,917	26,687	95,781	100,300
Costs related to proposed joint venture with Peabody Energy	7,044	-	13,816	-
Loss on sale of Coal-Mac LLC	9,008	-	9,008	-
Loss on sale of Lone Mountain Processing LLC	-	-	4,304	-
Preference Rights Lease Application settlement income	-	-	(39,000)	-
Other operating (income) expense, net	(9,869)	709	(19,012)	(20,611)
	556,440	564,473	2,051,482	2,172,649

Income (loss) from operations	(6,960)	86,490	242,870	279,138

Interest expense, net
Interest expense	(3,629)	(4,847)	(16,485)	(20,471)
Interest and investment income	1,751	2,156	9,691	6,782
	(1,878)	(2,691)	(6,794)	(13,689)

Income (loss) before nonoperating expenses	(8,838)	83,799	236,076	265,449

Nonoperating (expenses) income
Non-service related pension and postretirement benefit (costs) credits	74	(996)	(2,053)	(3,202)
Net loss resulting from early retirement of debt and debt restructuring	-	-	-	(485)
Reorganization items, net	(47)	(60)	24	(1,661)
	27	(1,056)	(2,029)	(5,348)

Income (loss) before income taxes	(8,811)	82,743	234,047	260,101
Provision for (benefit from) income taxes	(260)	(3,351)	248	(52,476)

Net income (loss)	$(8,551)	$86,094	$233,799	$312,577

Net income (loss) per common share
Basic EPS	$(0.57)	$4.69	$14.42	$15.90
Diluted EPS	$(0.57)	$4.44	$13.52	$15.15

Weighted average shares outstanding
Basic weighted average shares outstanding	15,097	18,344	16,218	19,663
Diluted weighted average shares outstanding	15,097	19,396	17,298	20,629

Dividends declared per common share	$0.45	$0.40	$1.80	$1.60

Adjusted EBITDA (A)	$43,728	$122,586	$363,167	$437,778

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$153,020	$264,937
Short-term investments	135,667	162,797
Trade accounts receivable	168,125	200,904
Other receivables	21,143	48,926
Inventories	130,898	125,470
Other current assets	97,894	75,749
Total current assets	706,747	878,783

Property, plant and equipment, net	984,509	834,828

Other assets
Equity investments	105,588	104,676
Other noncurrent assets	70,912	68,773
Total other assets	176,500	173,449
Total assets	$1,867,756	$1,887,060

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$133,060	$128,024
Accrued expenses and other current liabilities	157,167	183,514
Current maturities of debt	20,753	17,797
Total current liabilities	310,980	329,335
Long-term debt	290,066	300,186
Asset retirement obligations	242,432	230,304
Accrued pension benefits	5,476	16,147
Accrued postretirement benefits other than pension	80,567	83,163
Accrued workers’ compensation	215,599	174,303
Other noncurrent liabilities	82,100	48,801
Total liabilities	1,227,220	1,182,239

Stockholders' equity
Common Stock	252	250
Paid-in capital	730,551	717,492
Retained earnings	731,425	527,666
Treasury stock, at cost	(827,381)	(583,883)
Accumulated other comprehensive income	5,689	43,296
Total stockholders’ equity	640,536	704,821
Total liabilities and stockholders’ equity	$1,867,756	$1,887,060

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
	Twelve Months Ended December 31,
	2019	2018
	(Unaudited)
Operating activities
Net income	$233,799	$312,577
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	112,055	119,563
Accretion on asset retirement obligations	20,548	27,970
Amortization of sales contracts, net	(434)	11,107
Deferred income taxes	13,501	18,701
Employee stock-based compensation expense	21,989	17,519
Loss (Gain) on disposals and divestitures	8,304	(625)
Amortization relating to financing activities	3,691	4,179
Preference Rights Lease Application settlement income	(39,000)	-
Changes in:
Receivables	30,713	(22,903)
Inventories	(15,251)	3,490
Accounts payable, accrued expenses and other current liabilities	(28,222)	(14,208)
Income taxes, net	38,152	(46,970)
Other	19,869	(12,437)
Cash provided by operating activities	419,714	417,963

Investing activities
Capital expenditures	(266,356)	(95,272)
Minimum royalty payments	(1,249)	(584)
Proceeds from disposals and divestitures	6,135	1,083
Purchases of short term investments	(205,216)	(143,328)
Proceeds from sales of short term investments	233,074	136,630
Investments in and advances to affiliates, net	(5,499)	(2,481)
Cash used in investing activities	(239,111)	(103,952)

Financing activities
Payments on term loan due 2024	(3,000)	(3,000)
Net payments on other debt	(5,373)	(6,077)
Debt financing costs	-	(1,257)
Dividends paid	(30,220)	(31,269)
Purchases of treasury stock	(244,998)	(280,871)
Payments for taxes related to net share settlement of equity awards	(8,961)	-
Other	32	(202)
Cash used in financing activities	(292,520)	(322,676)

Decrease in cash and cash equivalents	(111,917)	(8,665)
Cash and cash equivalents, beginning of period	264,937	273,602

Cash and cash equivalents, end of period	$153,020	$264,937

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$153,020	$264,937
Restricted cash	-	-

	$153,020	$264,937

Arch Coal, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)
	December 31,	December 31,
	2019	2018
	(Unaudited)
Term loan due 2024 ($291.8 million face value)	$290,825	$293,626
Other	25,007	30,449
Debt issuance costs	(5,013)	(6,092)
	310,819	317,983
Less: current maturities of debt	20,753	17,797
Long-term debt	$290,066	$300,186

Calculation of net debt
Total debt (excluding debt issuance costs)	$315,832	$324,075
Less liquid assets:
Cash and cash equivalents	153,020	264,937
Short term investments	135,667	162,797
	288,687	427,734
Net debt	$27,145	$(103,659)

Arch Coal, Inc. and Subsidiaries
Operational Performance
(In millions, except per ton data)

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2019		September 30, 2019		December 31, 2018
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	18.1		22.2		19.5

Segment Sales	$218.3	$12.07	$266.4	$12.02	$231.9	$11.88
Segment Cash Cost of Sales	193.6	10.70	216.4	9.77	208.1	10.66
Segment Cash Margin	24.7	1.37	49.9	2.25	23.8	1.22

Metallurgical
Tons Sold	2.0		2.1		2.1

Segment Sales	$181.0	$90.51	$206.1	$98.89	$253.8	$121.53
Segment Cash Cost of Sales	140.0	70.02	135.2	64.89	156.3	74.84
Segment Cash Margin	41.0	20.49	70.9	34.00	97.5	46.69

Other Thermal
Tons Sold	2.1		2.0		2.3

Segment Sales	$75.4	$35.41	$78.5	$39.52	$81.6	$34.89
Segment Cash Cost of Sales	67.7	31.81	61.9	31.16	67.3	28.76
Segment Cash Margin	7.7	3.60	16.6	8.36	14.3	6.13

Total Segment Cash Margin	$73.4		$137.4		$135.6

Selling, general and administrative expenses	(21.9)		(24.6)		(26.7)
Other	(7.8)		(6.2)		13.7

Adjusted EBITDA	$43.7		$106.6		$122.6

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation,nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended December 31, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the consolidated income statements	$222,904	$221,551	$98,967	$6,058	$549,480
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(616)	(3,258)	-	(3,874)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	6,026	6,026
Transportation costs	4,567	41,165	26,849	32	72,613
Non-GAAP Segment coal sales revenues	$218,337	$181,002	$75,376	$-	$474,715
Tons sold	18,086	2,000	2,129
Coal sales per ton sold	$12.07	$90.51	$35.41

Quarter ended September 30, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the consolidated income statements	$269,968	$254,493	$94,052	$954	$619,467
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(506)	(4,533)	-	(5,039)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	954	954
Transportation costs	3,581	48,925	20,080	-	72,586
Non-GAAP Segment coal sales revenues	$266,387	$206,074	$78,505	$-	$550,966
Tons sold	22,156	2,084	1,986
Coal sales per ton sold	$12.02	$98.89	$39.52

Quarter ended December 31, 2018	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the consolidated income statements	$236,014	$302,916	$106,887	$5,146	$650,963
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	-	3,516	-	3,516
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	5,146	5,146
Transportation costs	4,142	49,077	21,732	-	74,951
Non-GAAP Segment coal sales revenues	$231,872	$253,839	$81,639	$-	$567,350
Tons sold	19,521	2,089	2,340
Coal sales per ton sold	$11.88	$121.53	$34.89

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended December 31, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the consolidated income statements	$197,434	$181,192	$94,565	$19,263	$492,454
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	(728)	-	-	-	(728)
Transportation costs	4,567	41,165	26,849	32	72,613
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	16,023	16,023
Other (operating overhead, certain actuarial, etc.)	-	-	-	3,208	3,208
Non-GAAP Segment cash cost of coal sales	$193,595	$140,027	$67,716	$-	$401,338
Tons sold	18,086	2,000	2,129
Cash cost per ton sold	$10.70	$70.02	$31.81

Quarter ended September 30, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the consolidated income statements	$218,966	$184,149	$81,976	$5,913	$491,004
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	(1,057)	-	-	-	(1,057)
Transportation costs	3,581	48,925	20,080	-	72,586
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	3,871	3,871
Other (operating overhead, certain actuarial, etc.)	-	-	-	2,042	2,042
Non-GAAP Segment cash cost of coal sales	$216,442	$135,224	$61,896	$-	$413,562
Tons sold	22,156	2,084	1,986
Cash cost per ton sold	$9.77	$64.89	$31.16

Quarter ended December 31, 2018	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the consolidated income statements	$212,434	$205,390	$89,040	$7,141	$514,005
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	120	-	-	-	120
Transportation costs	4,142	49,077	21,732	-	74,951
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	4,746	4,746
Other (operating overhead, certain actuarial, etc.)	-	-	-	2,395	2,395
Non-GAAP Segment cash cost of coal sales	$208,172	$156,313	$67,308	$-	$431,793
Tons sold	19,521	2,089	2,340
Cash cost per ton sold	$10.66	$74.84	$28.76

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net income (loss)	$(8,551)	$86,094	$233,799	$312,577
Provision for (benefit from) income taxes	(260)	(3,351)	248	(52,476)
Interest expense, net	1,878	2,691	6,794	13,689
Depreciation, depletion and amortization	29,856	27,536	112,055	119,563
Accretion on asset retirement obligations	5,137	6,993	20,548	27,970
Amortization of sales contracts, net	(357)	1,567	(434)	11,107
Costs related to proposed joint venture with Peabody Energy	7,044	-	13,816	-
Loss on sale of Coal-Mac LLC	9,008	-	9,008	-
Loss on sale of Lone Mountain Processing LLC	-	-	4,304	-
Preference Rights Lease Application settlement income	-	-	(39,000)	-
Non-service related pension and postretirement benefit costs	(74)	996	2,053	3,202
Net loss resulting from early retirement of debt and debt restructuring	-	-	-	485
Reorganization items, net	47	60	(24)	1,661

Adjusted EBITDA	$43,728	$122,586	$363,167	$437,778
EBITDA from idled or otherwise disposed operations	9,775	(1,527)	12,926	2,492
Selling, general and administrative expenses	21,917	26,687	95,781	100,300
Other	(1,450)	(10,075)	(14,488)	4,099

Segment Adjusted EBITDA from coal operations	$73,970	$137,671	$457,386	$544,669

Segment Adjusted EBITDA
Powder River Basin	$25,095	$23,886	$110,528	$126,525
Metallurgical	41,079	97,875	305,363	349,524
Other Thermal	7,796	15,910	41,495	68,620

Total Segment Adjusted EBITDA	$73,970	$137,671	$457,386	$544,669

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

During the fourth quarter 2019 earnings release, the Company discusses its' Metallurgical coal segment performance for the quarter ended December 31, 2019 excluding the impact of its' Mountain Laurel operation.  Management chose to display this metric as Mountain Laurel executed a major operational transition during the quarter from longwall mining to room-and-pillar mining.  Management believes this metric is more comparable to prior results and indicative of future results.  Below is the reconciliation of those amounts:

Non-GAAP Segment coal sales per ton sold

Quarter ended December 31, 2019	Metallurgical	Mountain Laurel	Metallurgical excluding Mountain Laurel
(In thousands)
GAAP Revenues in the consolidated income statements	$221,551	$28,568	$192,983
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	(616)	(616)	-
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-
Transportation costs	41,165	4,850	36,315
Non-GAAP Segment coal sales revenues	$181,002	$24,334	$156,668
Tons sold	2,000	276	1,723
Coal sales per ton sold (a)	$90.51	$88.08	$90.90

Non-GAAP Segment cash cost per ton sold

Quarter ended December 31, 2019	Metallurgical	Mountain Laurel	Metallurgical excluding Mountain Laurel
(In thousands)
GAAP Cost of sales in the consolidated income statements	$181,192	$44,073	$137,119
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	-	-
Transportation costs	41,165	4,850	36,315
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-
Other (operating overhead, certain actuarial, etc.)	-	-	-
Non-GAAP Segment cash cost of coal sales	$140,027	$39,223	$100,804
Tons sold	2,000	276	1,723
Cash cost per ton sold (b)	$70.02	$141.97	$58.49
Cash margin per ton sold (a)-(b)	$20.49	$(53.89)	$32.41